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                                                                       EXHIBIT 5

         November 16, 1995

Cardinal Health, Inc.
Suite 925
655 Metro Place South
Dublin, OH  43017

Gentlemen:

                 We have acted as counsel to Cardinal Health, Inc., an Ohio corporation (the "Company"), in connection with Post-Effective Amendment No. 1 on Form S-8 to the Company's Registration Statement on Form S-4 (the "Registration Statement") filed under the Securities Act of 1933 (the "Act") relating to the issuance of up to 125,000 Common Shares, without par value
(the "Common Shares"), of the Company pursuant to the following plans (the "Plans"): (a) the Medicine Shoppe International, Inc. ("MSI") 1990 Stock Option Plan; (b) the MSI Employee Incentive Stock Option Plan; and (c) the MSI Executive Choice Plan.

                 In connection with the foregoing, we have examined: (a) the Amended and Restated Articles of Incorporation, as amended, and Restated Code of Regulations, as amended, of the Company, (b) the Plans, and (c) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

                 Based on such examination, we are of the opinion that the Common Shares available for issuance under the Plans, when issued, delivered and paid for in accordance with the terms and conditions of the Plans, will be legally issued, fully paid and nonassessable.

                 We hereby consent to the filing of this Opinion as Exhibit 5 to the Registration Statement and the reference to our firm in Item 5 of Part II of the Registration Statement.

                                        Very truly yours,

                                        Baker & Hostetler